                                                                    EXHIBIT 10.5

May 5, 1998

Jimmy Lundgren
Max's Film AB
Box 30018
10425 Stockholm, Sweden


Re:  Letter of Understanding

Dear Mr. Lundgren:

     Private Media Group, Inc. (hereinafter referred to as "PRVT" wishes to express its intention to make an offer to acquire all of the issued and outstanding share of Max's Film AB (hereinafter referred to as "Max's"), as detailed on Exhibit A attached hereto.

     It is intended that the offer to purchase (the "Formal Agreement") or the "Agreement") shall substantially contain the following terms:

     1. The closing of the transaction contemplated hereby shall take place on or before July 20, 1998 or such other date as may be mutually acceptable to PRVT and Max's (hereinafter referred to as the "Closing" or "Close").

     2. PRVT wishes to acquire all of the outstanding shares of Max's in exchange for Common Shares of PRVT to be issued at various dates.

     3. The Agreement to be negotiated and executed between PRVT and Max's based upon further negotiations between the parties, will contain a set purchase price of USD 2.6 million (two million six hundred thousand United States Dollars) detailed as follows:

          (a) USD 1,300,000 in value of common stock of PRVT at closing in exchange for 100 percent of the outstanding shares of Max's.

          (b) An additional USD 650,000 in value of common stock of PRVT if Max's nets 5,000,000 SEK within one year of its acquisition by PRVT.

          (c) An additional USD 650,000 in value of common stock of PRVT if Max's nets 5,000,000 SEK during the second year after its acquisition by PRVT.

          (d) Warrants to purchase up to 50,000 shares of PRVT at anytime during the three year period after closing at the price determined by 3(g) below.

          (e) For the purpose of this paragraph "net" means profit before taxes.

          (f) For the purposes of this paragraph "SEK" is hereby defined as Swedish Kroner.

          (g) For the purposes of this paragraph, the USD value of each share of PRVT shall be determined as being the average closing price for the twenty business days prior to the Closing.

          (h) All shares to be issued to the shareholders of Max's shall be restricted shares as such is commonly known under the United States Securities Act of 1933 and will bear the appropriate restrictive legend thereon. As such, there will be limitations on their transferability and saleability, within the United States of America, unless a registration is in effect or an exemption from registration is in effect. PRVT agrees to file an appropriate re-sale Registration Statement covering any of these shares within twelve (12) months from their issue date.

          (i) In the event that Max's does not net the aforementioned 5,000,000 SEK within one year after acquisition and/or during the second year after acquisition as referred to 3(b) and 3(c) above, the number of shares referred to in 3(b) and/or 3(c) above shall be reduced on a pro-rata basis for the year that said goal was not reached. For example, should Max's only net 2,500,000 SEK during the first year after its acquisition, only an additional USD 325,000 in value of common stock of PRVT will be issued.

     4. A Formal Agreement shall be negotiated and executed between PRVT and Max's and shall include such reasonable representations, warranties and conditions as are normally made in connection with such a transaction and in such form as is mutually agreeable to the parties. Such representations and warranties shall survive the closing of the transaction for a period of two (2) years and shall be true and correct as of the date they are made or will be true and correct by the time of Closing. Such representations shall be made by the parties to the best of their knowledge, information and belief after having made reasonable inquiry. Such representations and warranties shall include but are not limited to the following:

          (a)  Representations by PRVT:

               i.    PRVT is a valid and existing Nevada corporation;

               ii. PRVT owns all right, title, estate and interest in and to its assets free and clear of all liens, encumbrances, charges or claims, save and except for those liabilities which a list of which will be provided to Max's; and

               iii. PRVT has not granted nor entered into any other agreement, option or understanding, or commitment or any encumbrance of or disposal of its assets or any interest therein, or any right of privilege capable of becoming an agreement or option with respect to the assets, with the exception of an earlier agreement to acquire all of the outstanding shares of an subsidiaries of Milcap Media Limited and Cinecraft Limited.

               iv. The authorized capital of PRVT consists of 50,000,000 Common Shares with a par value of $.001, of which 8,081,669 are presently outstanding and 10,000,000 preferred shares with a par value of $.001, of which 7,000,000 have been designated as $4.00 series "a" convertible preferred stock and are outstanding. In addition to the Common Shares, there are currently 875,000 common stock purchase warrants outstanding having an exercise price of $4.00 per share and an expiration date of December 31, 2000.

                     Of the common shares outstanding all, except for 581,669 shares, together with all of the preferred shares, and all of the common stock warrants are being held in escrow until the close of the transactions between PRVT and Milcap Media Limited and Cinecraft Limited.

               v. PRVT warrants that it will use its best efforts to negotiate a three year consultancy contract with a company to be designated by Jimmy Lundgren on or before Closing. Said contract will contain, in general, fir Jimmy Lundgren or other members of said company, to provide all services that may be, in good faith, required by PRVT in connection with the needs of Max's, PRVT, or any of its subsidiaries. In addition, PRVT warrants that it will use its best efforts to enter into a three year employment agreement between Jimmy Lundgren, employing him as Chief Financial Officer of Max's, with all powers and time requirement, normally associated with such position. In consideration for said services, said company and/or Jimmy Lundgren shall receive a gross combined monthly income and/or Jimmy Lundgren shall receive a gross combined monthly consulting fee and/or salary if a total of 70,000 SEK and shall be responsible for all its own expenses, with the exception of travel expenses required to perform its obligation under the contract and such other expenses as may be agreed upon between the parties. Said consultancy agreement shall be between the company designated by Jimmy Lundgren and the entity designated by PRVT.

               vi. PRVT warrants and represents that, for the three years after the Closing, Max's will have access to at least the same level of working capital as it has had access to for the past two years and that the territory within which it has had access to for the past two years and that the territory within which it operates shall not be reduced. In addition, no changes shall be made with respect to Max's operating practices, except as necessary to conform with the operations of PRVT or its subsidiaries.

          (b)  Representations by Max's:

               i. Max's is a valid and existing corporation under the laws of Sweden.

               ii. The unaudited financial information provided by Max's to PRVT is true and correct in all material respects and does not fail to state any material facts, the omission of which would be materially misleading.

               iii. Max's owns all right, title, estate and interest in and to its assets free and clear of all liens, encumbrances, charges or claims, save and except for liabilities to be disclosed to PRVT.

               iv. The Audited financial statements of Max's will be made available promptly.

               v. EXHIBIT A attached hereto accurately describes the current Stockholders, Officers and Director of Max's. It also indicates the irrevocable allocations for the individual pro rata share of the purchase price described under
                     Section 3 a) b) and c) of this Letter of Understanding. The equity structure and the Shareholders of Max's will remain unchanged, and the same as described on Exhibit A until the Closing Date.

          (c)  Representations by PRVT and Max's:

               i. There are no actions, suits or proceedings pending against the parties which could involve the possibility of any materially adverse judgment or ruling against or liability of the parties which could affect the assets or the business of either party;

               ii. By the Closing, all Boards of Directors, Shareholders, and regulatory approval that may be required by either party to effect the closing of the transaction will have been obtained;

               iii. The parties and their Officers, Directors, Shareholders have the right to enter into this Letter of Understanding without requiring the consent of any person (other than those that have already been acquired and regulator approval) and the entering into this Letter of Understanding doe not and will not violate any agreement to which either party may be bound; and

               iv. At the Closing, the parties will not have any outstanding tax liability including, without limiting the generality of the foregoing, federal, national or state corporate tax..

               v.    No finders fee is due to any person or entity.

               vi. Until a formal agreement is reached between the parties, each of the parties shall be totally responsible for all legal, administrative, and other expenses necessary to implement this Letter of Understanding, prepare the formal agreement discussed herein, and take all necessary actions to consummate the transactions contemplated herein.

               vii. None of the parties herein shall have any obligation to pay nor the right to claim compensation from any other party if no formal agreement is reached.

     5. Each party shall provide the other party and its duly appointed representatives with reasonable access to the assets and all corresponding books, records, files, technical reports and data, legal opinions and other particulars in possession of each party, prior to the Closing, in order that each party may satisfy itself as to the title of the other party to the assets and all matters relating to the use and application thereof , to otherwise determine the accuracy of the matter set forth herein and to provide the parties with the necessary information to make full, true and plain disclosure to the public markets and its Shareholders to such extent as required by law and applicable regulation.

     6. All relevant information about PRVT and Max's, including backgrounds of the Officers and Directors and major Stockholders, financial statements, minute books, records, material contracts, etc., shall be exchanged between the parties as part of the due diligence review.

     7. The data and information coming the possession of any party to this Letter of Understanding which is otherwise not publicly known shall be deemed strictly confidential and shall not be disclosed to any third person whether orally or in writing, including the media, without the prior written consent of the parties to this Letter of Understanding. This prohibition shall not prevent any party to this Letter of Understanding from making such disclosures as are required by virtue of any law to which it is subject or by regulatory bodies having jurisdiction and specifically does not apply to news releases that any party wishes or it is required to make. A copy of a news release that contains information about the intentions set out herein shall be provided to all parties concurrently with the issue of the news release. Nothing in this paragraph shall prevent any party from furnishing to any entity with which it is in good faith negotiating in furtherance of its obligations contemplated herein such information as may reasonably be required to give a written confidentiality commitment prior to receiving any such information. The confidentiality commitment shall prohibit the party to whom disclosure is made from disseminating any information received by it to any third parties.

     8. The transaction as contemplated herein shall be subject to the following conditions precedent being satisfied:

          (a) Approval of the terms and conditions by all of the Boards of Directors and Shareholders, if necessary or recommended by counsel, of the respective parties;

          (b) Completion of the usual due diligence review of all aspects of the transaction by PRVT and Max's, respectively;

          (c) The negotiations and execution of a Formal Agreement between PRVT and Max's upon terms and conditions mutually satisfactory to the parties hereto and their counsel; and

          (d) The negotiation and execution of a consultancy contract with a company to be designated by Jimmy Lundgren as provided for in 4(a)(v).

          (e) Such other conditions precedent as are normally provided for in connection with a transaction of this nature and which are mutually agreeable to the parties.

     9. Between the date of acceptance hereof by Max's and the date the Formal Agreement is executed, Max's shall into enter into nor continue negotiations with any other third party for the sale of the stock or assets of Max's or any one thereof, nor any negotiations that would conflict with, or otherwise affect this Letter of Understanding.

     10. At the appropriate time after the execution of this Letter of Understanding, a comprehensive press release shall be issued by PRVT with respect to the entire transaction. Said press release will specifically indicate that the transaction is subject to numerous contingencies and conditions precedent any one of which would cause the failure of the transaction.

     11. If a formal agreement between the parties has not been formalized and executed on or before July 13, 1998, unless otherwise extended through the written consent of all parties hereto, this Letter of Understanding shall terminate automatically. In addition, either party may terminate this Letter of Understanding, for any reason, upon thirty (30) days written notice to the other party.

     12. All requirements for notice contained herein shall be deemed effective upon delivery to the addresses of the respective parties contained herein by certified mail, courier, facsimile delivery, or personal delivery.

     13. Each of the parties specifically agrees that this Letter of Understanding shall be governed by the laws of the Country of the United States of America and specifically the State of Nevada, and that any dispute that may arise, including those under Paragraph 7 or 9 of this Letter of Understanding, shall be settled exclusively by the Courts of Nevada.

     The foregoing will serve as a basis for entering into detailed negotiations with all the individual corporations belonging to Max's with the intent of entering into a definitive Formal Agreement, which agreement shall contain such other or expanded terms and conditions as are appropriate to the subject transaction and agreed to between the parties hereto and shall be in a forma satisfactory to each of the parties hereto and their respective counsels. Notwithstanding anything herein to the contrary, this Letter of Understanding does not constitute an agreement between the parties but is meant to express the intentions of the parties and their basic understandings so that further negotiations may take place for the creation of a formal agreement. None of the provisions of this Letter of Understanding are binding between the parties until a formal agreement is reached, with the exception of Paragraph 7 dealing with confidentiality and Paragraph 9 dealing with negotiations with other third parties, which shall be binding upon the parties until the termination of this Letter of Understanding by its own terms or by notice according to the provisions contained herein.

     In the event this Letter of Understanding sets forth your basis understanding of the matters related hereto, please execute the attached copy of the enclosed letter and return a copy to the undersigned no later than the end of business on May 15, 1998.

     Sincerely,

     PRIVATE MEDIA GROUP, INC.

     Alfredo M. Villa
     President


     _________________________________

     Corso Elvezia 4
     CH-6900 Lugano, Switzerland

     THE UNDERSIGNED acknowledges that the foregoing Letter of Understanding sets out the basic terms pursuant to which the undersigned is prepared to negotiate a Formal Agreement with Private Media Group, Inc.

     DATED this 5 day of May, 1998


     MAX'S FILM AB ON BEHALF OF ITSELF
     AND ITS SHAREHOLDERS


     By:  Jimmy Lundgren

          Title:  President
                  ------------------

          __________________________

          Box 30018
          10425 Stockholm, Sweden

                                MAX'S ADDENDUM

     This Addendum is dated this 20/th/ day of August, 1998 and is executed by and among Private Media Group, Inc, a Nevada, U.S.A. corporation (hereinafter referred to as "PRVT") and Max's Film A.B., a Swedish corporation (hereinafter referred to as "Max's").

     WHEREAS, on May 5, 1998 the parties entered into a Letter of Understanding
(LOU); and

     WHEREAS, said agreement contemplated the closing of the transaction provided for in said LOU to occur on or before July 20, 1998; and

     WHEREAS, all of the terms and conditions of the LOU were not satisfied by July 20, 1998 and no closing had taken place by that date; and

     WHEREAS, the parties desire to continue the LOU in full force and effect and extend the time periods for compliance of the terms thereof,

     NOW, THEREFORE, the parties agree as follows:

1. Paragraph 1 of the LOU shall be and hereby is modified to change the date contained therein for closing from July 20, 1998 to October 1, 1998.

2. Paragraph 11 of the LOU shall be and hereby is modified to change the date for a formal agreement from July 13, 1998 to October 1, 1998.

3. All other terms and conditions of the aforementioned LOU or any previous addendums thereto shall remain in full force and effect.


Private Media Group, Inc.                    Max's Film A.B.


By:___________________________               By:_____________________________
     Alfredo M. Villa                             Jimmy Lundgren
     President & Secretary                        President

                             SECOND MAX'S ADDENDUM

     This Second Addendum is dated this 12/th/ day of October, 1998 and is executed by and among Private Media Group, Inc, a Nevada, U.S.A. corporation (hereinafter referred to as "PRVT") and Max's Film A.B., a Swedish corporation (hereinafter referred to as "Max's").

     WHEREAS, on May 5, 1998 the parties entered into a Letter of Understanding
(LOU); and

     WHEREAS, said agreement contemplated the closing of the transaction provided for in said LOU to occur on or before July 20, 1998; and

     WHEREAS, all of the terms and conditions of the LOU were not satisfied by July 20, 1998 and no closing had taken place by that date; and

     WHEREAS, the parties entered into an addendum extending the period for closing to October 1, 1998; and

     WHEREAS, the parties desire to continue the LOU in full force and effect and extend the time periods for compliance of the terms thereof,

     NOW, THEREFORE, the parties agree as follows:

1. Paragraph 1 of the LOU shall be and hereby is modified to change the date contained therein for closing from July 20, 1998 to December 31, 1998.

2. Paragraph 11 of the LOU shall be and hereby is modified to change the date for a formal agreement from July 13, 1998 to December 31, 1998.

3. All other terms and conditions of the aforementioned LOU or any previous addendums thereto shall remain in full force and effect.


Private Media Group, Inc.                    Max's Film A.B.


By:___________________________               By:___________________________
     Alfredo M. Villa                             Jimmy Lundgren
     President & Secretary                        President